EQUITY TRANSFER AND REORGANIZATION AGREEMENT,
                              dated as of August 10, 2000 (this "Agreement"), by and among DYNAMIC INTERNATIONAL, LTD., a Nevada corporation (the "Company"), MARTON B. GROSSMAN ("M. Grossman"), ISAAC GROSSMAN ("I. Grossman and collectively with M. Grossman, the "Grossman Parties"), EMERGENT MANAGEMENT COMPANY, LLC, a Delaware limited liability company (the "Managing Member") which is the managing member of EMERGENT VENTURES, LLC, a Delaware limited liability company ("Emergent Ventures"), and the holders of membership interests of Emergent Ventures listed on the signature pages hereof (the "Emergent Members").

                              -------------------

         The Emergent Members are the holders of 100% of the outstanding membership interests in Emergent Ventures (the "Emergent Interests").

         The Grossman Parties beneficially own, in the aggregate, approximately 64.4% of the outstanding common stock, par value $.001 (the "Company Common Stock"), of the Company.

         The Emergent Members desire to transfer the Emergent Interests to the Company.

         In consideration of the Emergent Interests, the Company desires to issue to the Emergent Members that number of shares of Company Common Stock which, following the issuance thereof, will constitute 90% of the then issued and outstanding shares of Company Common Stock calculated on a fully diluted basis.

         As an inducement to the Emergent Members to transfer the Emergent Interests to the Company, the Company desires to transfer all of the assets and liabilities of the Company to a newly-formed wholly-owned subsidiary of the Company ("Newco") and to distribute (the "Distribution") 100% of the capital stock of Newco to the holders of Company Common Stock as constituted immediately prior to the issuance of shares of Company Common Stock to the Emergent Members.

         The Board of Directors of the Company and the Managing Member have approved the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

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         It is intended that no party to this Agreement will recognize any gain or loss for federal income tax purposes as a result of the issuance of shares of Company Common Stock thereto. It is also intended that the Distribution shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                THE TRANSACTIONS

         SECTION 1.1 THE EQUITY TRANSFER TRANSACTIONS. Subject to the terms and conditions contained herein, at the Closing (as defined below), (i) the Emergent Members agree that they shall transfer (the "Emergent Interest Transfer") the Emergent Interests to the Company, and (ii) the Company agrees that it shall issue (the "Company Common Stock Issuance" and collectively with the Emergent Interest Transfer, the "Equity Transfer Transactions") to the Emergent Members an aggregate of 39,755,178 fully paid and nonassessable shares of Company Common Stock (the "Share Consideration") such that, after the issuance thereof, the Share Consideration shall constitute 90% of the then issued and outstanding shares of Company Common Stock calculated on a fully diluted basis. The Share Consideration shall be issued to the Emergent Members on a pro-rata basis based on their relative percentage interest ownership of the Emergent Interests.

         SECTION 1.2 THE ASSET TRANSFER TRANSACTION. As promptly as practicable following the date hereof, but in no event later than immediately prior to consummation of the Equity Transfer Transactions, the Company agrees that it shall (i) transfer to Newco all of the assets of the Company including, without limitation, whatever rights the Company has to use the real property located at 58 Second Avenue, Brooklyn, New York, excluding only its corporate minute book and its franchise as a corporation (the "Transferred Assets"), and all of the Assumed Liabilities (as defined below) of the Company as constituted immediately prior to the consummation of the Equity Transfer Transactions, and (ii) cause Newco to acquire the Transferred Assets, assume the Assumed Liabilities and indemnify the Company against any liabilities relating to or arising out of the Transferred Assets and the Assumed Liabilities. The transfer of the Transferred Assets and the assumption of the Assumed Liabilities are hereinafter collectively referred to as the "Asset Transfer Transaction." The Asset Transfer Transaction shall be effected pursuant to an Asset Transfer Agreement in a form reasonably satisfactory to the Managing Member. As used in this Agreement, the term "Assumed Liabilities" means all debts, liabilities or obligations whatsoever of the Company (other than the Retained Liability (as defined below)) that arise out of or relate to the Transferred Assets or the business of the

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Company as conducted prior to the Closing Date, whether arising before or after the Closing and whether known or unknown, fixed or contingent, including, without limitation, any and all debts, liabilities or obligations of the Company to MG Holding Corp. ("MG"), Citibank, N.A. ("Citibank"), and The Chase Manhattan Bank ("Chase Manhattan" and collectively with MG and Citibank, the "Lenders"). As used in this Agreement, the term "Retained Liability" means indebtedness of the Company to Chase Manhattan in an amount not to exceed $250,000.

         SECTION 1.3 THE NEWCO DISTRIBUTION. Immediately following the consummation of the Asset Transfer Transaction and prior to the consummation of the Equity Transfer Transactions, the Company agrees that it shall distribute (the "Newco Distribution" and collectively with the Equity Transfer Transactions and the Asset Transfer Transaction, the "Transactions") to the Current Company Stockholders (as defined below) 100% of the issued and outstanding shares of common stock of Newco. The Distribution shall be made on a pro-rata basis to the Current Company Stockholders based on their relative ownership of shares of Company Common Stock. For purposes of this Agreement, "Current Company Stockholders" means those persons and entities that beneficially own, in the aggregate, 100% of the issued and outstanding shares of Company Common Stock on the date of the Asset Transfer Transaction, prior to and without giving effect to the issuance of the Share Consideration.

         SECTION 1.4 COMPANY COMMON STOCK. Each share of Company Common Stock that is issued and outstanding immediately prior to the issuance of the Share Consideration will remain issued and outstanding.

         SECTION 1.5 DISCLOSURE SCHEDULES. Simultaneously with the execution of this Agreement, (a) the Company shall deliver a schedule relating to the Company (the "Company Disclosure Schedule"), and (b) the Managing Member shall deliver a schedule relating to Emergent Ventures (the "Managing Member Disclosure Schedule" and collectively, with the Company Disclosure Schedule, the "Disclosure Schedules") setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be part of this Agreement.

         SECTION 1.6 ANTI-DILUTION PROVISION. If between the date of this Agreement and the Closing Date the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, in both cases by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or exchange of shares, the Share Consideration shall be appropriately adjusted.

         SECTION 1.7 FURTHER ACTION. If at any time after the Closing Date, the Company shall consider that any further assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to carry out the provisions of this Agreement, the Grossman Parties and the officers of the Company and Newco shall execute and deliver, upon the Company's reasonable request, any instruments or assurances, and do all other things necessary or proper to carry out the provisions of this Agreement.

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

                                   ARTICLE II

                                 COMPANY MATTERS

         SECTION 2.1  DIRECTORS.

         (a) The directors of the Company immediately prior to the Closing Date (as hereinafter defined) other than M. Grossman shall each resign as of the Closing Date.

         (b) From and after the Closing Date the Board of Directors of the Company shall (i) be set at not less than three (3) members and (ii) consist initially of the following individuals:

                           Daniel Yun
                           Mark Waldron
                           Marton B. Grossman

         Such individuals shall serve as directors until their respective successors have been duly elected or appointed and qualified or until death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Company.

         SECTION 2.2  OFFICERS.

         (a) The officers of the Company immediately prior to the Closing Date shall each resign as of the Closing Date.

         (b) From and after the Closing Date the following persons shall be, and hereby are, elected as the officers of the Company, with corresponding positions:

                           Daniel Yun
                           Mark Waldron

         Such individuals shall serve as officers in the capacity as indicated until their respective successors have been duly elected or appointed and qualified or until death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Company.

         SECTION 2.3 OFFICER AND DIRECTOR LIABILITY INSURANCE. The Company agrees that, as soon as practicable following the Closing, it shall obtain officer and director liability insurance in such amount as is commercially reasonable and appropriate.

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

                                   ARTICLE III

                                   THE CLOSING

         SECTION 3.1 CLOSING. Subject to the prior satisfaction or waiver of the conditions set forth in Article IX hereof, the closing (the "Closing") of the Equity Transfer Transactions shall take place at the offices of Sonnenschein Nath & Rosenthal, 800 Third Avenue, New York, New York 10022, on the third business day following the date on which the last of the conditions set forth in
Article VIII hereof is fulfilled or waived, or at such other time and place as the Company and the Managing Member shall agree (the date on which the closing occurs being the "Closing Date").

         SECTION 3.2 CLOSING DELIVERIES BY THE COMPANY. At the Closing, the Company shall:

         (a) issue the Share Consideration to the Emergent Members; and

         (b) deliver to the Managing Member the certificates and other documents to be delivered pursuant to Section 9.3 hereof.

         SECTION 3.3 CLOSING DELIVERIES BY THE EMERGENT MEMBERS . At the Closing, the Emergent Members shall deliver the Emergent Interests to the Company, together with appropriate instruments of transfer.

         SECTION 3.4 CLOSING DELIVERIES BY THE MANAGING MEMBER. At the Closing, the Managing Member shall deliver to the Company the certificates and other documents to be delivered pursuant to Section 9.2 hereof.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                     OF THE COMPANY AND THE GROSSMAN PARTIES

         The Company and the Grossman Parties, on a joint and several basis, hereby represent and warrant to the Managing Member and the Emergent Members as follows (subject in each case to such exceptions as are set forth or cross-referenced in the attached Disclosure Schedule in the labeled section corresponding to the caption of the representation or warranty to which such exceptions relate):

         SECTION 4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Section 4.1 of the Company Disclosure Schedule, and to the knowledge of the Grossman Parties, such jurisdictions are the only ones in which

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the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Material Adverse Effect on the Company. "Material Adverse Effect" means, with respect to the Company or Emergent Ventures (as applicable), a liability or charge in excess of $50,000 or an impairment or preclusion of its ability to consummate the transactions contemplated hereby. The copies of the Certificate of Incorporation and By-laws of the Company, as amended to date and delivered to the Managing Member, are true and complete copies of these documents as now in effect. The minute books of the Company are accurate in all material respects.

         SECTION 4.2 CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of July 31, 2000, (i) 4,417,242 shares of Company Common Stock were issued and outstanding, (ii) 1,200,000 Class B Public Warrants (the "Class B Public Warrants") providing for the issuance, upon exercise, of 1,200,000 shares of Company Common Stock, which Class B Public Warrants are exercisable at $15.00 per warrant, were issued and outstanding (iii) 120,000 Underwriter Warrants (the "Underwriter Warrants") providing for the issuance, upon exercise, of 120,000 Units (with each Unit consisting of (x) one share of Company Common Stock and (y) one Class B Public Warrant (each an "Underwriter Class B Public Warrant") (which Underwriter Class B Public Warrant provides for the issuance, upon exercise, of one share of Company Common Stock at an exercise price per warrant equal to $16.50), which Underwriter Warrants are exercisable at $8.25 per warrant, were issued and outstanding, and (iv) 1,440,000 shares of Company Common Stock were reserved for issuance upon the exercise of the Class B Public Warrants, the Units underlying the Underwriter Warrants and the Underwriter Class B Public Warrants. All of the outstanding securities of the Company are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. Schedule 4.2 contains a complete and accurate list, as of the date hereof, of all record holders of shares of Company Common Stock, Class B Public Warrants and Underwriter Warrants and the amount of each owned by each such holder. The shares of Company Common Stock comprising the Share Consideration to be issued on the Closing Date, when issued in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable. All of the outstanding securities of Company, including the Company Common Stock, the Class B Public Warrants and the Underwriter Warrants, were issued in compliance with all applicable securities laws. No shares of capital stock are held in the treasury of the Company. Except as stated in this Section 4.2, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon the Company, to purchase or otherwise acquire any shares of Company Common Stock or other securities of the Company. Except as stated in this Section 4.2, there are no outstanding securities convertible or exchangeable, actually or contingently, into shares of Company Common Stock or other securities of the Company.

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

         SECTION 4.3 SUBSIDIARIES. There are no Company Subsidiaries. As used herein, the term "Company Subsidiary" shall mean any corporation or other entity of which the Company, directly or indirectly, controls or which the Company owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body. Except as set forth in the Company Disclosure Schedule, the Company does not own any capital stock in any other corporation or similar business entity nor is the Company a partner in any partnership or joint venture.

         SECTION 4.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company's execution and delivery of this Agreement, its execution and delivery at the Closing of the Asset Transfer Agreement, and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the Company's valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles (the "Bankruptcy Exception"). The Asset Transfer Agreement, at the Closing, shall have been duly and validly executed and delivered by the Company, and shall constitute the Company's valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Bankruptcy Exception.

         (b) Except as set forth on Schedule 4.4 of the Disclosure Schedule, the Company's execution and delivery of this Agreement and the Asset Transfer Agreement does not and will not, and its consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (i) its Certificate of Incorporation or By-Laws, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to it or any of its properties or assets, or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the Company.

         (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the Company's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on the Company.

         SECTION 4.5 THE COMPANY'S SEC REPORTS. The Company Common Stock is registered under Section 12 of the Exchange Act. Except as set forth in the Company Disclosure Schedule, since its discharge from its Chapter 11 Bankruptcy Proceeding in the United States Bankruptcy Court for the Southern District of New York on May 23, 1996 (the "Discharge Date"), the Company has filed on a timely basis all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including but not limited to reports on Forms 10-K, 10-Q and 8-K, and the Company will file on a timely basis all such reports, registrations and other documents required to be filed by it from the date of this Agreement to the Closing Date (all such reports, registrations and documents, including its Form 8-A and all reports, registrations and documents filed or to be filed with the SEC, including the registration statement relating to the Company's outstanding common stock and warrants, are collectively referred to as the "Company's SEC Reports"). As of their respective dates, the Company's SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided to the Managing Member a true and complete copy of all of the Company's SEC Reports filed on or prior to the date hereof, and will promptly provide to the Managing Member a true and complete copy of any such reports filed after the date hereof and prior to the Closing Date.

         SECTION 4.6 CONTRACTS LISTED; NO DEFAULT. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of the Company (except employment or other agreements terminable at will) are, with the exception of this Agreement, described in the Company's SEC Reports and listed as exhibits thereto (the "Company Contracts"). To the knowledge of the Grossman Parties, the Company is not in material default or breach of any provision of the Company Contracts.

         SECTION 4.7 LITIGATION. Except as set forth in Schedule 4.7 of the Company Disclosure Schedule there is no (i) claim, action, suit or proceeding pending or, to the knowledge of the Grossman Parties, threatened against or

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directly relating to the Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company or any of its assets was or is a party except, in the case of clauses
(i) and (ii) above, such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         SECTION 4.8 TAXES. Except as disclosed in Section 4.8 of the Company Disclosure Schedule: (i) the Company has prepared and timely filed or will timely file with the appropriate governmental agencies all material franchise, income and all other material Tax (as hereinafter defined) returns and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") required to be filed for any period on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of the Company (copies of which for the three preceding fiscal years have been delivered to the Managing Member); (ii) all material Taxes of the Company (whether or not reported) in respect of the post-Discharge Date period have been paid in full to the proper authorities or fully accrued appear on the books of the Company, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles ("GAAP"); (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income sales and franchise and all other material Tax Returns filed by the Company since the Discharge Date have either been paid or adequately reserved for in accordance with GAAP; (iv) to the knowledge of the Grossman Parties, (a) no material deficiency has been asserted or assessed against the Company and is pending, and
(b) no examination of the Company is pending or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Section
4.8 of the Company Disclosure Schedule sets forth the periods at issue and the category of Tax, and the examining authorities' and any corresponding revenue agents' reports relating to the issue provided to the Company have been delivered to the Managing Member); (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax Return has been requested, which Tax Return has not since been filed; (vi) to the knowledge of the Grossman Parties, no material Tax liens have been filed with respect to any Taxes; (vii) the Company has not agreed to make any adjustment by reason of a change in its accounting methods that would affect the taxable income or deductions of the Company for any period ending after the Closing Date; (viii) the Company has made timely payments of all Taxes required to be deducted and withheld from the wages paid to their employees; (ix) there are no Tax sharing agreements or arrangements with any party other than the Company under which the Company will have any obligation or liability on or after the Closing Date; (x) the Company has the net operating loss carryforwards set forth in Section 4.8 of the Company Disclosure Schedule, (xi) the Company has no overall foreign losses as defined in Section 904(f)(2) of the Code; (xii) to the knowledge of the Grossman Parties, all payments, other than payments of dividends, since the Discharge Date will be deductible or capitalizable for Tax purposes (including any

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payments made by the Company pursuant to any transaction contemplated by this
Agreement), except for any payments the failure of which to be deductible or capitalizable would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (xiii) to the knowledge of the Grossman Parties, there are no transfer pricing agreements made by the Company with any taxation authority; (xiv) the Company has not made an election under Section 341(f) of the Code; and (xv) the Company is not obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code.

         "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

         SECTION 4.9 EMPLOYEE BENEFIT PLANS; ERISA. Except as set forth in
Section 4.9 of the Company Disclosure Schedule:

         (a) there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees (or former employees) employed in the United States, maintained or contributed by the Company or any of its ERISA Affiliates (as hereinafter defined), or to which the Company or any of its ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code of which the Company is a member.

         (b) The Company has delivered to the Managing Member true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees) employed in the United States, maintained or contributed to by the Company ("Welfare Plans"), all multi-employer plans (as defined in Section 3(37) of ERISA) covering employees (or former employees) employed in the United States to which the Company or any of its ERISA Affiliates is required to make contributions or otherwise may have any liability, and, to the extent covering employees (or former employees) employed in the United States, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by the Company.

         (c) The Company, and each of the Pension Benefit Plans and Welfare Plans, are in material compliance with the applicable provisions of ERISA and other applicable laws.

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

         (d) All contributions to, and payments from, the Pension Benefit Plans which are required to have been made in accordance with the Pension Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made.

         (e) The Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and, to the Company's knowledge, nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be amended on a timely basis to comply with changes to the Code made by the Tax Reform Act of 1986 and other applicable legislative, regulatory or administrative requirements.

         (f) There are (i) no investigations pending or, to the knowledge of the Grossman Parties, threatened by any governmental entity involving the Pension Benefit Plans or Welfare Plans, (ii) no termination proceedings involving the Pension Benefit Plans and (iii) no pending or, to the knowledge of the Grossman Parties, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, nor, to the knowledge of the Grossman Parties, are there any facts which would give rise to any liability.

         (g) To the knowledge of the Grossman Parties, neither the Company nor any of its employees or principal shareholders, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax or penalty on the Company under Section 4975 of the Code or Section 502(i) of ERISA.

         (h) Neither any Pension Benefit Plan subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof, except any such event which would not, individually or in the aggregate, have a Material Adverse Effect on the Company nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA.

         (i) Neither the Company nor any ERISA Affiliate has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other

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than for the payment of premiums, all of which have been paid when due. No
Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code.

         (j) Neither the Company nor any of the ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multi-employer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

         (k) With respect to each of the Pension Benefit and Welfare Plans, true, correct and complete copies of the following documents have been delivered to the Managing Member: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable.

         (l) Neither the Company nor any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction, within the meaning of Section 4069(a) of ERISA.

         (m) None of the Welfare Plans maintained by the Company are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. The Company has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (n) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation.

         (o) The consummation of the Transactions will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company.

         SECTION 4.10 NO VIOLATION OF LAW. Except as set forth in Section 4.10 of the Company Disclosure Schedule, the Company is not in violation of, and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse

Effect on the Company. The Company has not received any written notice that any investigation or review with respect to it by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for those, the absence of which, alone or in the aggregate, would not have a Material Adverse Effect on the Company (collectively, "Permits"). The Company (a) has duly and timely filed all reports and other information required to be filed with any governmental or regulatory authority in connection with its Permits, and (b) is not in violation of the terms of any of its Permits, except for such omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect on the Company. Section 4.11 of the Company Disclosure Schedule contains a list of Permits.

         SECTION 4.11 ENVIRONMENTAL MATTERS. (a) To the knowledge of the Grossman Parties, the Company and the properties and assets used in its business (including the Real Properties (as hereinafter defined)) occupied by the Company are in material compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, without limitation, the possession of all material licenses, permits, registrations and other governmental authorizations (collectively, "Environmental Authorizations") required under applicable Environmental Laws and material compliance with the terms and conditions thereof. To the knowledge of the Grossman Parties, since the Discharge Date, the Company has not received any communication, whether from a Governmental Authority (as hereinafter defined), citizen group, employee or otherwise, that alleges that the Company or any of the properties or assets used in its business (including the Real Properties) is not in full compliance with Environmental Laws.

         (b) There is no Environmental Notice (as hereinafter defined) that (i) is pending or, to the knowledge of the Grossman Parties, threatened against the Company, (ii) is pending or, to the knowledge of the Grossman Parties, threatened against any person or entity whose liability for such Environmental Notice may have been retained or assumed contractually or otherwise by the Company, or (iii) to the knowledge of the Grossman Parties, could subject the Managing Member or Emergent Ventures to any risk of loss or damages, in each case which is reasonably likely to have a Material Adverse Effect on the Company.

         (c) Except as set forth in Section 4.11 of the Company Disclosure Schedule, and to the knowledge of the Grossman Parties, there are no past or present actions, activities, circumstances, conditions, events or incidents arising out of, based upon, resulting from or relating to the operation, ownership or use by the Company of any properties or assets (including the Real Properties) currently owned, operated, leased or used by the Company, including, without limitation, the emission, discharge, disposal or other release of any Hazardous Material (as hereinafter defined) in or into the Environment (as hereinafter defined), that (i) could reasonably be expected to result in the incurrence by the Company of material liabilities under Environmental Laws, (ii) could reasonably be expected to form the basis of any Environmental Notice relating to a material risk of loss or damage against or with respect to the Company, or against any persons or entity whose liability for any Environmental Notice may have been retained or assumed (contractually or otherwise) by or could be imputed or attributed by law to the Company or (iii) could subject the Company to any material risk of loss or damages.

         (d) Without in any way limiting the generality of the foregoing, to the knowledge of the Grossman Parties, and except as set forth in Section 4.11 of the Company Disclosure Schedule, (1) there are and have been no underground or above ground storage tanks or other storage receptacles, or related piping used for storage or transport of Hazardous Materials, located on, at or under property (including the Real Properties) owned, operated, leased or used by the Company, (2) there are and have been no polychlorinated biphenyls used or stored by the Company, (3) there are and have been no properties (including the Real Properties) currently or formerly owned, operated, managed, leased or used by the Company (or any of its predecessors in interest) at which Hazardous Materials generated, used, owned, managed, stored or controlled by the Company may have been disposed of or otherwise released into the Environment in violation of the law and (4) there is no friable asbestos contained in or forming part of any building, building component, structure or office space owned, operated, leased or used by the Company, in each case which is reasonably likely to have a Material Adverse Effect.

         (e) To the knowledge of the Grossman Parties, since the Discharge Date no lien has been recorded in the public records under Environmental Laws with respect to any properties, assets or facilities (including the Real Properties) owned, operated, managed, leased or used by the Company.

         (f) To the knowledge of the Grossman Parties, the Company has given the Managing Member and its authorized representatives access to all material records and files in its possession relating to actual or potential compliance or liability issues of the Company under Environmental Laws, including, without limitation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Materials or any other environmental concern relating to properties, assets or facilities (including the Real Properties) currently or formerly owned, operated, managed, leased, used or controlled by the Company, or otherwise concerning compliance with or liability under Environmental Laws.

         (g) To the knowledge of the Grossman Parties, there has been no disposal, release, discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Material on-site at any properties, assets or facilities (including the Real Properties) at which business operations of the Company are or have been conducted in material violation of the law (the "Properties") and, except as set forth in Section 4.11 of the Company Disclosure Schedule, any Hazardous Material which remains on the Properties is being managed in all material respects in accordance with applicable state and Federal law and the regulations adopted thereunder.

         (h) For purposes of this Agreement:

                  (i) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location.

                  (ii) "Environmental Laws" shall mean (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.; (ii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ?9601 et seq.; (iii) the Toxic Substances Control Act, as amended, 15 U.S.C. ?9601 et seq.; and (iv) any other federal or state law or regulation relating to the protection of the Environment.

                  (iii) "Environmental Notice" shall mean any written notice or claim by any Governmental Authority or other third party alleging liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental costs, compliance costs or harm, injuries or damages to any person, property, natural resources, or any fines or penalties) arising out of, based upon, resulting from or relating to any Environmental Law.

                  (iv) "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  (v) "Hazardous Material" shall mean any substance included within the definition of "hazardous substance," "hazardous waste," "toxic substance," "toxic pollutant," "hazardous pollutant," or any similar term under any Environmental Law and specifically includes polychlorinated biphenyls and petroleum, oil, or petroleum or oil products, derivatives or constituents, including, without limitation, crude oil or any fraction thereof, excluding, however, a substance present only in de minimis quantities that (i) does not present a material risk of harm to public health or the Environment and that (ii) would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.

                  (vi) "Real Property" shall mean all right, title and interest of the Company (including any leasehold estate) in and to a parcel of real property owned or operated by the Company together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

         SECTION 4.12 INSURANCE. The Company is covered by insurance policies, or renewals thereof, as identified and described in Section 4.12 of the Company Disclosure Schedule. To the knowledge of the Grossman Parties, there is no material liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement except as set forth on the Company Disclosure Schedule.

         SECTION 4.13 LEASES. To the knowledge of the Grossman Parties, the Company is not in default in the performance of any material provision of any lease to which it is a party, whether as lessor or lessee.

         SECTION 4.14 LABOR MATTERS. The Company is not a party to any union contract or other collective bargaining agreement, other than those set forth in
Section 4.14 of the Company Disclosure Schedule, true and complete copies of which contracts have been delivered to the Managing Member. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of the Grossman Parties, any labor strike or stoppage threatened) against or affecting the Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company who are not currently organized.

         SECTION 4.15 EMPLOYEES. Except as set forth in the Company's SEC Reports or in Section 4.15 of the Company Disclosure Schedule, the Company is not a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the knowledge of the Grossman Parties, any entity affiliated with any past or present officer, director or employee.

         SECTION 4.16 FINANCIAL STATEMENTS. The financial statements of the Company included in the Company's SEC Reports (the "Company Financial Statements") present fairly, in all material respects, the financial position of the Company as of the respective dates and the results of its operations for the periods covered in accordance with GAAP and in accordance with Regulation S-X of the SEC (subject, in the case of audited period financial statements, to recurring year-end adjustments which, individually or collectively, are not material). Without limiting the generality of the foregoing, (i) except as set forth in the Company Disclosure Schedule, there is no basis for any assertion against the Company of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Company Financial Statements or in the notes thereto; and (ii) there are no assets of the Company, the value of which (in the reasonable judgment of the Company) is materially overstated in the Company Financial Statements. Except as disclosed in the Company Financial Statements or in the Company Disclosure Schedule, the Company has no known material contingent liabilities (including liabilities for taxes). Except as disclosed in the Company Disclosure Schedule, the Company is not a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any "derivatives."

         SECTION 4.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 4.17 of the Company Disclosure Schedule, since January 31, 2000, there has not been:

         (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of the Company;

         (b) any material damage, destruction or loss of any material properties of the Company considered as one enterprise, whether or not covered by insurance;

         (c) any material change in the manner in which the business of the Company considered as one enterprise has been conducted; or

         (d) any occurrence not included in paragraphs (a) through (c) of this Section which has resulted, or which the Company has reason to believe, could reasonably be expected to result, in a Material Adverse Effect on the Company.

         SECTION 4.18 BOOKS, RECORDS AND ACCOUNTS. The Company's books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by the Company, and the system of internal accounting controls of the Company is sufficient to assure that: (a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         SECTION 4.19 OTC BULLETIN BOARD. The Company Common Stock, the Class A Warrants and the Class B Warrants are quoted on the Nasdaq Stock Market Inc. OTC Bulletin Board under the respective symbols DYNI, DYNIW, DYNIZ, and the Company is in compliance in all respects with all rules and regulations of the National Association of Securities Dealers, Inc. applicable to the Company.

         SECTION 4.20 BROKERS AND FINDERS. The Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         SECTION 4.21 NO OMISSIONS OR UNTRUE STATEMENTS. No representation or warranty made to the Managing Member in this Agreement, the Company Disclosure Schedule or in any certificate of the Grossman Parties or a Company officer required to be delivered to the Managing Member pursuant to the terms of this

Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE MANAGING MEMBER

         The Managing Member hereby represents and warrants to the Company and to the Grossman Parties as follows (subject in each case to such exceptions as are set forth or cross-referenced in the Managing Member Disclosure Schedule in the labeled section corresponding to the caption of the representation or warranty to which such exceptions relate):

         SECTION 5.1 ORGANIZATION AND QUALIFICATION. Each of the Managing Member and Emergent Ventures is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Managing Member and Emergent Ventures has all requisite limited liability company power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions set forth in Section 5.1 of the Managing Member Disclosure Schedule, and to the knowledge of the Managing Member, such jurisdictions are the only ones in which the properties owned, leased or operated by the Managing Member or Emergent Ventures or the nature of the business conducted by either makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Material Adverse Effect on Emergent Ventures. The copies of the Certificate of Formation and the operating agreement of each of the Managing Member and Emergent Ventures previously delivered to the Company are true and complete copies of these documents as now in effect.

         SECTION 5.2 CAPITALIZATION. Schedule 5.2 sets forth a true, correct and complete list of the Emergent Members. The membership interests in Emergent Ventures held by the Emergent Members constitute all of the outstanding equity interests in Emergent Ventures. All of such membership interests are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Emergent Ventures is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any membership interests, or any other equity interests, in Emergent Ventures. There are no outstanding securities convertible or exchangeable, currently or contingently, into equity interests in Emergent Ventures.

         SECTION 5.3 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

         (a) The Managing Member has full limited liability company power and authority to enter into this Agreement. The Managing Member's execution and delivery of this Agreement has been duly authorized by its members and no other limited liability proceedings on its part are necessary to authorize its execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by the Managing Member and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Bankruptcy Exception.

         (b) The Managing Member's execution and delivery of this Agreement does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Managing Member or Emergent Ventures, under any of the terms, conditions or provisions of
(i) the certificate of formation or operating agreement of the Managing Member or Emergent Ventures, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Managing Member or Emergent Ventures or any of their properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Managing Member or Emergent Ventures is now a party or by which they or any of their properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on Emergent Ventures.

         (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the Managing Member's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on Emergent Ventures.

         SECTION 5.4 LITIGATION. There is no (i) claim, action, suit or proceeding pending or, to the knowledge of the Managing Member, threatened against or directly relating to Emergent Ventures before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Emergent Ventures or any of its assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude the ability of the Emergent Members to consummate the Emergent Interest Transfer or the other transactions contemplated hereby or have a Material Adverse Effect on Emergent Ventures.

         SECTION 5.5 NO VIOLATION OF LAW. Emergent Ventures is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Emergent Ventures. Neither the Managing Member nor Emergent Ventures has received any written notice that any investigation or review with respect to Emergent Ventures by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Material Adverse Effect on Emergent Ventures.

         SECTION 5.6 FINANCIAL STATEMENTS. Section 5.6 of the Managing Member Disclosure Schedule contains an unaudited consolidated balance sheet of Emergent Ventures as of June 12, 2000 (the "Emergent Ventures Financial Statements"). The Emergent Ventures Financial Statements present fairly, in all material respects, the financial position of Emergent Ventures as of June 12, 2000. Without limiting the generality of the foregoing, (i) except as set forth in Section 5.6 of the Managing Member Disclosure Schedule, as of June 12, 2000, there was no material debt, liability or obligation of any nature not reflected or reserved against in the Emergent Ventures Financial Statements required to be so reflected or reserved in accordance with GAAP; and (ii) there are no assets of Emergent Ventures, the value of which (in the reasonable judgment of the Managing Member) is materially overstated in the Emergent Ventures Financial Statements. Except as disclosed therein or in Section 5.6 of the Managing Member Disclosure Schedule or as incurred in the ordinary course of business since June 12, 2000, Emergent Ventures has no known material contingent liabilities (including liabilities for Taxes). Except as disclosed in the Managing Member Disclosure Schedule, Emergent Ventures is not a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any "derivatives."

         SECTION 5.7 ASSETS. Section 5.7 of the Managing Member Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all material assets of Emergent Ventures.

         SECTION 5.8 TAXES. Emergent Ventures has duly filed all Returns required to be filed by it other than Returns which the failure to file would have no material adverse effect on the business of Emergent Ventures. All such Returns were, when filed, and to the Managing Member's knowledge are, accurate and completed in all material respects and were prepared in conformity with applicable laws and regulations. Emergent Ventures has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date. Emergent Ventures is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of the Managing Member, no claim for assessment or collection of any Tax has been asserted against Emergent Ventures that has not been paid. There are no Tax liens upon the assets of Emergent Ventures. There is no valid basis, to the Managing Member's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Emergent Ventures by any governmental authority.

         SECTION 5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 5.9 of the Managing Member Disclosure Schedule, since June 12, 2000, there has not been:

         (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of Emergent Ventures;

         (b) any material damage, destruction or loss of any material properties of Emergent Ventures considered as one enterprise, whether or not covered by insurance;

         (c) any material change in the manner in which the business of Emergent Ventures considered as one enterprise has been conducted; and

         (d) any occurrence not included in paragraphs (a) through (c) of this Section which has resulted, or which the Managing Member has reason to believe, could reasonably be expected to result, in a Material Adverse Effect on Emergent Ventures.

         SECTION 5.10 BUSINESS OF EMERGENT VENTURES. The business of Emergent Ventures is as described in Emergent Ventures' Confidential Offering Memorandum dated March 1, 2000, a true and complete copy of which is set forth in Schedule
5.10 of the Managing Member Disclosure Schedule.

         SECTION 5.11 BROKERS AND FINDERS. Neither the Managing Member nor Emergent Ventures has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         SECTION 5.12 NO OMISSIONS OR UNTRUE STATEMENTS. No representation or warranty made by the Managing Member to the Company in this Agreement, the Managing Member Disclosure Schedule or in any certificate of the Managing Member required to be delivered to the Company pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF THE EMERGENT MEMBERS

         The Emergent Members hereby jointly, and not severally, represent and warrant to the Company as follows:

         SECTION 6.1 AUTHORITY. Each Emergent Member has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Emergent Member, and the consummation by such Emergent Member of the transactions contemplated hereby, have been duly authorized by each Emergent Member. This Agreement has been duly and validly executed and delivered by each Emergent Member, and constitutes a valid and binding agreement of each Emergent Member enforceable against each Emergent Member in accordance with its terms, except that such enforcement may be subject to the Bankruptcy Exception.

         SECTION 6.2 APPROVALS. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Emergent Members or the consummation by the Emergent Members of the transactions contemplated hereby.

                                   ARTICLE VII

                  CONDUCT OF BUSINESS PENDING THE CLOSING DATE

         SECTION 7.1 CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO CLOSING DATE.

         (a) During the period from the date hereof to the Closing Date, except as otherwise expressly contemplated by this Agreement or as the Managing Member shall otherwise specifically consent to in writing, the Company covenants and agrees that it shall, and the Grossman Parties covenant and agree that they shall cause the Company to, conduct the Company's business in the ordinary and usual course of business and consistent with past practice. By way of amplification and not limitation, during the period from the date hereof to the Closing Date, except as otherwise expressly contemplated by this Agreement or as the Managing Member shall otherwise specifically consent to in writing, the Company covenants and agrees that it shall (i) use reasonable efforts to preserve intact its business organization and goodwill, (ii) confer on a regular basis with one or more representatives of the Managing Member to report on material operational matters and the general status of ongoing operations; and
(iii) file with the SEC on a timely basis all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

         (b) During the period from the date hereof to the Closing Date, except as otherwise expressly contemplated by this Agreement or as the Managing Member shall otherwise specifically consent to in writing, the Company covenants and agrees that it shall not do or propose to do, and the Grossman Parties covenant and agree that they will not cause the Company to do or propose to do, any of the following:

             (1) (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off, distribute, sell, transfer or otherwise dispose of any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

             (2) issue, sell, pledge or dispose of, or agree to issue, sell pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that it may issue shares upon exercise of outstanding options or warrants; or

             (3) (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (ii) take or fail to take any action which action or failure to take action would cause the Emergent Members to recognize gain or loss for federal income tax purposes as a result of the issuance of shares of Company Common Stock thereto; (iii) take or fail to take any action which action or failure to take action would cause the Distribution not to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, (iv) make any acquisition of any material assets (except in the ordinary course of business) or businesses, (v) sell any material assets (except in the ordinary course of business) or businesses, or (vi) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         SECTION 7.2 CONDUCT OF EMERGENT VENTURES' BUSINESS PRIOR TO
CLOSING DATE.

         (a) During the period from the date hereof to the Closing Date, except as otherwise expressly contemplated by this Agreement or as the Company shall otherwise specifically consent to in writing, the Managing Member covenants and agrees that it shall cause Emergent Ventures to conduct the business of Emergent Ventures in the ordinary and usual course of business and consistent with past practice.

         (b) During the period from the date hereof to the Closing Date, except as otherwise expressly contemplated by this Agreement or as the Company shall otherwise specifically consent to in writing, the Managing Member covenants and agrees that it shall not do or propose to do, and will not cause Emergent Ventures to do or propose to do, any of the following:

             (1) (i) split, combine or reclassify its outstanding membership interests or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise,
                 (ii) spin-off, distribute, sell, transfer or otherwise dispose of any assets or businesses owned or held by Emergent Ventures,
                 (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing; or

             (2) issue or sell, or agree to issue or sell, any additional membership or other equity interests in Emergent Ventures.

         SECTION 7.3 NO SOLICITATION BY THE COMPANY OR THE GROSSMAN PARTIES. (a) The Company and the Grossman Parties agree that, prior to the Closing Date or the termination or abandonment of this Agreement, the Company shall not give authorization or permission to any of its directors, officers, employees, agents or representatives to, and the Company and the Grossman Parties shall use all reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving the Company, acquisition of all or any substantial portion of the assets or capital stock of the Company or of the assets of any division of the Company, or inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (a "Company Acquisition Transaction") or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than Emergent Ventures, the Managing Member or any affiliate thereof) with respect to any Company Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transactions or any other transactions expressly contemplated by this Agreement, or contemplated to be a material part thereof; provided, however, that nothing contained in this Section 7.3(a) shall prevent the Company or the Board of Directors of the Company from furnishing non-public information to, or entering into discussions or negotiations with, any third party in connection with an unsolicited, bona fide written proposal for a Company Acquisition Transaction by such third party, if and only to the extent that (1) such third party has made a written proposal to the Company Board of Directors to consummate a Company Acquisition Transaction, (2) the Company Board of Directors determines in good faith that such Company Acquisition Transaction is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the shares of Company Common Stock than the Transactions contemplated by this Agreement (a "Superior Company Acquisition Transaction"),

(3) the failure to take such action would, in the reasonable good faith judgment of the Company Board of Directors, based upon a written opinion of outside legal counsel, be a violation of its fiduciary duties to the Company stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such third party, the Company's Board of Directors receives from such third party an executed confidentiality agreement that provides prior notice of its decision to take such action to the Company. The Company agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, a proposal with respect to a Company Acquisition Transaction, unless the failure to take such action would, in the reasonable good faith judgment of the Company Board of Directors, based upon a written opinion of outside legal counsel, be a violation of its fiduciary duties to the Company's stockholders under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any representative of the Company shall be deemed to be a breach of this Section 7.3(a) by the Company and the Grossman Parties.

         (b) The Company shall notify the Managing Member of any bona fide inquiries or proposals relating to a Company Acquisition Transaction, within one business day following the Company's receipt of any such inquiry or proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep the Managing Member informed of the status (including any change to the material terms) of any such proposal or request for non-public information. The Company shall also promptly advise any person seeking a Company Acquisition Transaction that it is bound by the provisions of this Section 7.3, but without identifying Emergent Ventures or the Managing Member.

         (c) The Company Board of Directors may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Managing Member or Emergent Members, the approval by the Company Board of Directors of this Agreement or the Transactions unless, following the receipt of a Superior Company Acquisition Transaction proposal, in the reasonable good faith judgment of the Company Board of Directors, based upon the written opinion of outside legal counsel, the failure to do so would be a violation of the Company Board of Directors' fiduciary duties to the Company's stockholders under applicable law.

         (d) In the event the Company receives a proposal with respect to a Superior Company Acquisition Transaction, the Company shall offer to the Managing Member the right to equal such proposal or make a proposal that is superior to the Company's stockholders than such proposal. If the Managing Member wishes to exercise such right, it must give the Company written notice of its decision to do so within five business days (or such shorter period as may be required under the terms of the proposal with respect to the Superior Company Acquisition Proposal) after the Company gives written notice to the Managing Member of the proposal with respect to the Superior Company Acquisition Transaction.

         SECTION 7.4 NO SOLICITATION BY THE MANAGING MEMBER. The Managing Member agrees that, prior to the Closing Date or the termination or abandonment of this Agreement, the Managing Member shall not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving Emergent Ventures, acquisition of all or any substantial portion of the assets or membership interests of Emergent Ventures, or inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (an "Emergent Acquisition Transaction") or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than the Company or its affiliates) with respect to any Emergent Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transactions or any other transactions expressly contemplated by this Agreement, or contemplated to be a material part thereof. The Managing Member shall advise the Company in writing of any bona fide inquiries or proposals relating to an Emergent Acquisition Transaction, within one business day following the Managing Member's receipt of any such inquiry or proposal. The Managing Member shall also promptly advise any person seeking an Emergent Acquisition Transaction that it is bound by the provisions of this Section, but without identifying the Company.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         SECTION 8.1 ACCESS TO INFORMATION. (a) Each of the Managing Member and the Company shall afford to the other and the other's accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Closing Date to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of Emergent Ventures and the Company, respectively, and, during such period, shall furnish promptly (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or, in the case of the Company, filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on the business, properties or personnel of Emergent Ventures and the Company, respectively, and
(b) such other information concerning the business, properties and personnel of Emergent Ventures and the Company as the other shall reasonably request; provided, however, that, no investigation pursuant to this Section 8.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement. All non-public documents and information furnished to the Managing Member or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received in confidence. The Company shall promptly advise the Managing Member, and the Managing Member shall promptly advise the Company, in writing, of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on the Company or Emergent Ventures, as the case may be.

         (b) Immediately prior to the Closing, the Company shall cause Newco to execute an agreement which shall afford to the Company and its accountants, counsel, financial advisors and other representatives full access from time to time following the Closing Date (upon reasonable notice and during normal business hours), to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of Newco; provided, however, that Newco shall only be obligated to provide access to such properties, books, contracts, commitments and records to the extent such access is reasonably required by the Company for legitimate business purposes.

         SECTION 8.2 AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to any of the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible), provided, that nothing in this
Section 8.2 shall affect any responsibility or obligation specifically allocated to any party in this Agreement.

         SECTION 8.3 PUBLIC STATEMENTS. The Company and the Managing Member agree that the press release in the form attached hereto as Exhibit 8.3(a) (the "Initial Release") shall be released by the parties immediately following the execution of this Agreement, and that the press release in the form attached hereto as Exhibit 8.3(b) (the "Closing Release" and collectively with the Initial Release, the "Agreed Releases") shall be released by the parties immediately following the Closing. With respect to any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby other than the Agreed Releases, the parties agree that they shall consult with each other prior to issuing any such press release or written public statement and shall not issue any such press release or written public statement prior to such consultation, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or statement in violation of applicable law, rule, regulation or policy of the Nasdaq Stock Market Inc. OTC Bulletin Board.

         SECTION 8.4 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, and in any event immediately prior to the Closing Date, each of the Company and the Managing Member shall promptly supplement or amend its Disclosure Schedule with respect to any matter hereafter arising that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate. Notwithstanding the foregoing, if any such supplement or amendment discloses a Material Adverse Effect, the conditions to the other party's obligations to consummate the Transactions set forth in Article IX hereof shall be deemed not to have been satisfied.

         SECTION 8.5 RULE 14F-1. As promptly as practicable following the date of this Agreement, the Company agrees that it shall comply with, and the Grossman Parties agree that they shall cause the Company to comply with, the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, as amended.

         SECTION 8.6 NET OPERATING LOSSES. The Company agrees that it shall not claim or deduct on any Tax Return any net operating loss incurred with respect to any period ending on or prior to the Closing Date.

                                   ARTICLE IX

                                   CONDITIONS

         SECTION 9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE EQUITY TRANSFER TRANSACTIONS. The obligation of the Company to effect the Share Issuance, on the one hand, and the obligation of the Emergent Members to effect the Emergent Interest Transfer, on the other hand, shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of any of the Transactions shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); and

                  (b) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of any of the Transactions.

         SECTION 9.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE SHARE ISSUANCE. Unless waived by the Company, the obligation of the Company to effect the Share Issuance shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) The Managing Member shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Managing Member and the Emergent Members contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date); and the Company shall have received a certificate of the Managing Member to that effect;

                  (b) The Company shall have received a favorable opinion from Sonnenschein Nath & Rosenthal, counsel to Emergent Ventures and the Managing Member, dated the Closing Date, as to such matters as the Company shall reasonably request (including, without limitation, such matters as are customary for transactions of the type contemplated by this Agreement);

                  (c) The Managing Member shall have furnished to the Company such additional certificates, opinions and other documents as the Company may have reasonably requested as to any of the conditions set forth in this Section 9.2; and

                  (d) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to Emergent Ventures, the likelihood of which was not previously disclosed to the Company by the Managing Member in the Managing Member Disclosure Schedule.

         SECTION 9.3 CONDITIONS TO THE OBLIGATION OF THE EMERGENT MEMBERS TO EFFECT THE EMERGENT INTEREST TRANSFER. Unless waived by the Managing Member, the obligations of Emergent Members to effect the Emergent Interest Transfer shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

         (a) The Company shall have complied with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, as amended;

         (b) The Asset Transfer Transaction shall have been consummated in a manner reasonably satisfactory to the Managing Member;

         (c) The Distribution shall have been consummated in a manner reasonably satisfactory to the Managing Member;

         (d) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and
             (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date); and the Managing Member shall have received a Certificate of the President and Chief Executive Officer of the Company and from the Grossman Parties to that effect;

         (e) The Managing Member shall have received a favorable opinion from Heller, Horowitz & Feit, P.C., counsel to the Company, dated the Closing Date, as to such matters as the Managing Member shall reasonably request (including, without limitation, such matters as are customary for transactions of the type contemplated by this Agreement);

         (f) The Company and the Grossman Parties shall have furnished to the Managing Member such additional certificates, opinions and other documents as the Managing Member may have reasonably requested as to any of the conditions set forth in this Section 9.3;

         (g) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to the Company, the likelihood of which was not previously disclosed to the Managing Member by the Company in the Company Disclosure Schedule;

         (h) Each director of the Company other than M. Grossman shall have resigned on or prior to the Closing Date, and the Managing Member shall have received copies of such resignations;

         (i) M. Grossman shall have delivered to the Managing Member a 12-month lockup agreement in such form as is customary for affiliated stockholders; and

         (j) The Managing Member shall have received (A) UCC-3 Termination Statements executed by each Lender releasing any and all liens or encumbrances existing with respect to the Company or any of its assets, (B) written evidence (in form and substance satisfactory to the Managing Member) that all debts, liabilities and obligations of the Company to the Lenders shall have been discharged in full (other than with respect to the Retained Liability), and (C) written evidence (in form and substance satisfactory to the Managing Member) that the Achim Warehousing and Service Agreement referred to in Section 4.6 of the Company Disclosure Schedule shall have been terminated and that the Company shall have been released from any and all obligations and liabilities directly or indirectly related to or arising out of such agreement.

                                    ARTICLE X

                          NON-SURVIVAL; INDEMNIFICATION

         SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained in this Agreement shall terminate on the Closing Date or upon the termination of this Agreement pursuant to Section 11.1, as the case may be, except that the agreements set forth in Sections 2.3, 8.1, 8.6, 10.2, 11.2, 11.5 and 12.3 shall survive termination indefinitely. Notwithstanding the foregoing, the Managing Member agrees that (i) immediately following the Closing, it shall cause the Company to deliver to Newco a consent to Newco's use of the corporate name and trademark "Dynamic", and (ii) as soon as reasonably practicable following the Closing, it shall cause the Company to (A) cease the use of the name "Dynamic" in the conduct of the Company's business, (B) effect a change of the Company's corporate name to eliminate the word "Dynamic" therefrom and (C) effect a change in the Company's trading symbols.

         SECTION 10.2 INDEMNIFICATION. M. Grossman agrees to indemnify, defend and hold harmless the Company, its affiliates and their respective directors, officers, shareholders, agents and employees, from, against and in respect of any claims, damages, liabilities or losses (collectively, "Claims") to the extent such Claims arise solely in connection with royalties (whether currently accrued and unpaid or becoming due after the date hereof) due from the Company in connection with or arising out of any of the Company Contracts listed on
Schedule 4.6 of the Company Disclosure Schedule.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by mutual consent of the Managing Member and the Company;

         (b) unilaterally by the Managing Member if the Closing shall not have occurred by August 31, 2000;

         (c) unilaterally by the Company in the event that the Company has received a proposal with respect to a Company Acquisition Transaction and the provisions and conditions of subsections (a),
             (b), (c) and (d) of Section 7.3 have been complied with and satisfied;

         (d) unilaterally by the Managing Member upon the occurrence of a Material Adverse Effect with respect to the Company, the likelihood of which was not previously disclosed to the Managing Member by the Company prior to the date of this Agreement (a "Company Adverse Change");

         (e) unilaterally by the Company upon the occurrence of a Material Adverse Effect with respect to Emergent Ventures, the likelihood of which was not previously disclosed to the Company by the Managing Member prior to the date of this Agreement (an "EV Adverse Change");

         (f) unilaterally by the Managing Member in the event of the Company's material breach when made of any material representation or warranty of the Company contained in this Agreement, or the Company's willful failure to comply with or satisfy any material covenant or condition of Company contained in this Agreement; and

         (g) unilaterally by the Company in the event of the Managing Member's material breach when made of any material representation or warranty contained in this Agreement, or the Managing Member's willful failure to comply with or satisfy any material covenant or condition of the Managing Member contained in this Agreement.

         SECTION 11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Managing Member or the Company, as provided in Section 11.1, this Agreement (other than as set forth in Section 10.1) shall forthwith become void and there shall be no further obligation on the part of any party hereto.

         SECTION 11.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

         SECTION 11.4 WAIVER. At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

         SECTION 11.5 EXPENSES. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         SECTION 12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (effective upon delivery), mailed by registered or certified mail (return receipt requested) (effective three business days after mailing), sent by a reputable overnight courier service for next business day delivery (effective the next business day) or sent via facsimile (effective upon receipt of the telecopy in complete, readable form) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      If to the Managing Member:

                  Emergent Management LLC
                  c/o Emergent Capital Investment Management, LLC
                  375 Park Avenue, 36th Floor
                  New York, New York 10152
                  Attention: Daniel Yun
                  FAX: (212) 202-4169

                  with a copy to:

                  Sonnenschein Nath & Rosenthal
                  1221 Avenue of the Americas
                  New York, New York 10020
                  Attention: Ira I. Roxland, Esq.
                  FAX: (212) 768-6800

         (b)      If to the Company or Grossman, to:

                  Dynamic International, Ltd.
                  58 Second Avenue
                  Brooklyn, New York 11215
                  Attention: Marton Grossman
                  FAX: (718) 369-2213

                  with a copy to:

                  Heller, Horowitz & Feit, P.C.
                  292 Madison Avenue
                  New York, New York 10017
                  Attention: Richard F. Horowitz, Esq.
                  FAX:  (212) 696-9459

         SECTION 12.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 12.3 MISCELLANEOUS. (a) This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including without limitation that certain non-binding term sheet dated as of April 11, 2000 between the Managing Member and the Company; (ii) shall not be assigned by operation of law or otherwise, and any attempt to do so shall be void; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law), and (b) the parties hereto agree to submit to the exclusive jurisdiction of any New York state court sitting in New York County and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such court.

         SECTION 12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. In pleading or proving this Agreement, it shall not be necessary to produce or account for more than one fully executed original.

         SECTION 12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         IN WITNESS WHEREOF, the Managing Member, the Emergent Members, the Company and the Grossman Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                         EMERGENT MANAGEMENT COMPANY, LLC

                         By:______________________________________


                         EMERGENT MEMBERS

                         By:______________________________________
                                      Attorney-in-Fact


                         DYNAMIC INTERNATIONAL, LTD.

                         By:______________________________________


                         _________________________________________
                         MARTON B. GROSSMAN

                         _________________________________________
                         ISAAC GROSSMAN